EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Trans World Entertainment Corporation:

We consent to incorporation by reference in the registration statements on Form S-1 (No. 333-194933), Form S-4 (No. 333-75231) and Form S-8 (Nos. 033-59319, 333-75231, 333-81685, 333-101532, 333-128210 and 333-220432) of our report dated June 15, 2020, with respect to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries (Trans World Entertainment Corporation) as of February 1, 2020 and February 2, 2019, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the fiscal years in the two-year period ended February 1, 2020, and the related notes, which report appears in the February 1, 2020 annual report on Form 10-K of Trans World Entertainment Corporation.

Our report, dated June 15, 2020, contains an explanatory paragraph that states that Trans World Entertainment Corporation continues to experience recurring losses and negative cash flows from operations, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report also contains an explanatory paragraph that refers to a change in the method of accounting for leases.

/s/ KPMG LLP

Albany, New York
June 15, 2020